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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
MAF Bancorp, Inc.:

We consent to incorporation by reference in the registration statement No. 33-40932 on Form S-8 of MAF Bancorp, Inc. of our report dated February 5, 1997, relating to the statements of net assets available for plan benefits of Mid America Federal Savings Bank Employees' Profit Sharing Plan as of December 31, 1996 and June 30, 1996, and the related statements of changes in net assets available for plan benefits for the six months ended December 31, 1996, and each of the years in the two-year period ended June 30, 1996, which report appears in the December 31, 1996 annual report on Form 11-K of MAF Bancorp, Inc.



                                    /s/ KPMG Peat Marwick LLP


Chicago, Illinois
June 25, 1997

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